Exhibit 10.1

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Amendment”) is made by and between Neutral Tandem, Inc. (the “Company”) and Rian J. Wren (the “Executive”). This Amendment is made as of December 28, 2009.

BACKGROUND

A. The Company and Executive entered into an Employment Agreement dated February 6, 2006, as amended by the Amendment dated January 21, 2008 and the Second Amendment dated November 21, 2008 (collectively, the “Agreement”).

B. The parties wish to amend the Agreement to reflect the following changes.

THE AGREEMENT

The parties agree as follows:

1. Definitions. All capitalized terms not defined in this Third Amendment have the same meanings given to those terms in the Agreement.

2. Section 1.1. Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.1 Effective Date. The initial term of this Agreement will commence on February 6, 2006 (the “Effective Date”) and will continue until February 5, 2012 unless terminated sooner pursuant to Section 6. Unless either party provides written notice to the other of its or his intent not to renew this Agreement at least ninety (90) days prior the expiration of the initial term (or of any subsequent term) hereof, this Agreement shall automatically renew for successive one (1)-year terms beginning on the anniversary of the prior term.

3. Section 2.1. Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.1 Salary. Effective as of January 1, 2010, the Executive shall receive for all services rendered under this Agreement an annualized base salary of $450,000 per year, subject to federal and state withholding requirements, payable in accordance with the Company’s usual payroll practices. Such salary shall be adjusted no less than annually at the discretion of the Compensation Committee of the Board, but in no event will the base salary be reduced.

3. Section 6.3.1. The following new Section 6.3.1 is hereby added to the Agreement:

6.3.1 Effect of Termination on Unvested Equity Awards. The Company granted (1) stock option awards to the Executive on each of February 6, 2006, October 11, 2006, April 22, 2008 and August 26, 2009 and (2) restricted stock on August 26, 2009 (collectively, the “Equity Awards”). Notwithstanding any other provision of this Agreement or any agreement entered into by the Company and Executive with respect to the Equity Awards, if (1) Executive notifies the Company of the termination of his employment during the initial term (with such termination effective at any time on or after the five year anniversary of the Effective Date), then all unvested Equity Awards will vest on the later of the date of the applicable notice or December 1, 2010 or (2) the Company delivers a notice to Executive during the initial term terminating Executive’s employment with the Company for any reason other than Cause (as defined below), then all unvested Equity Awards will vest immediately. Executive will not be liable for terminating this Agreement early if he sends a termination notice as described under clause (1) of this Section 6.3.1, so long as such notice contains at least a 90 day notice period.

4. Section References. Section titles used in this Third Amendment have no substantive meaning and are not a part of the parties’ agreement.

5. Successors and Assigns. This Third Amendment is binding upon and inures to the benefit of the successors and permitted assigns of the parties.

6. Entire Agreement. Except as expressly modified by this Third Amendment, the Agreement is and will remain in full force and effect in accordance with its terms and constitutes the legal and binding obligations of the Company and Executive. This Third Amendment, including the Agreement and any agreements related to the Equity Awards, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect to the subject matter of this Third Amendment.

The Company and Executive have executed this Third Amendment as of the date first set forth above.

Neutral Tandem, Inc.		Rian J. Wren

By:	/s/ Richard L. Monto	By:	/s/ Rian J. Wren
Name:	Richard L. Monto
Title:	Secretary